Exhibit 23.2
                                                             ------------


          Consent of Independent Registered Public Accounting Firm


   We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2008, relating to the consolidated financial statements and financial statement schedule of A.M. Castle & Co. and subsidiaries (the "Company") (which expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 158, EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS, effective December 31, 2006), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of A.M. Castle & Co. for the year ended December 31, 2007.



                                 /s/ Deloitte & Touche LLP


   Chicago, IL
   October 28, 2008